Exhibit 99.1

BGC ANNOUNCES LAUNCH OF EXCHANGE OFFER FOR ITS 6.150% SENIOR NOTES DUE 2030

NEW YORK, NY — August 27, 2025 — BGC Group, Inc. (Nasdaq: BGC) (“BGC” or the “Company”) today announced an offer to exchange up to $700.0 million aggregate principal amount of its outstanding 6.150% Senior Notes due 2030 (the “Old Notes”) for an equivalent amount of its 6.150% Senior Notes due 2030 registered under the Securities Act of 1933, as amended (the “Exchange Notes”).

$700.0 million aggregate principal amount of Old Notes were issued and sold by the Company in April 2025 in a private offering.

The exchange offer will expire at 5:00 p.m., New York City time, on September 25, 2025, unless extended. Tenders of Old Notes must be made before the exchange offer expires and may be withdrawn any time prior to the expiration of the exchange offer. The exchange offer is being made to satisfy the Company’s obligations under a registration rights agreement entered into in connection with the issuance of the Old Notes and does not represent a new financing transaction.

The terms of the exchange offer are set forth in a prospectus dated August 27, 2025. Copies of the prospectus and the other exchange offer documents may be obtained from the exchange agent:

The Huntington National Bank

5555 Cleveland Ave

GW4E64

Columbus, OH 43231

Attn: James Dunn

Telephone: (614) 331-1165

Email: Jim.B.Dunn@huntington.com

This press release is for informational purposes only and is neither an offer to buy or sell nor a solicitation of an offer to buy or sell any Old Notes or Exchange Notes. The exchange offer is being made only pursuant to the exchange offer prospectus, which is being distributed to holders of the Old Notes and has been filed with the Securities and Exchange Commission as part of the Company’s Registration Statement on Form S-4 (File No. 333-289500), which was declared effective on August 26, 2025.

Discussion of Forward-Looking Statements About BGC

Statements in this document regarding BGC that are not historical facts are “forward-looking statements” that involve risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements. These include statements about the Company’s business, results, financial position, liquidity, and outlook, which may constitute forward-looking statements and are subject to the risk that the actual impact may differ, possibly materially, from what is currently expected. Except as required by law, BGC undertakes no obligation to update any forward-looking statements. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see BGC’s Securities and Exchange Commission filings, including, but not limited to, the risk factors and Special Note on Forward-Looking Information set forth in these filings and any updates to such risk factors and Special Note on Forward-Looking Information contained in subsequent reports on Form 10-K, Form 10-Q or Form 8-K.

MEDIA CONTACT:

Erica Chase

+1 212-610-2419

INVESTOR CONTACT:

Jason Chryssicas

+1 212-610-2426